CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-178600 on Form N-1A of our report dated April 29, 2016, relating to the financial statements and financial highlights of Aspiriant Trust, comprising the Aspiriant Risk-Managed Global Equity Fund, Aspiriant Defensive Allocation Fund, and Aspiriant Risk-Managed Municipal Bond Fund (each, a “Fund”, collectively, the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the periods ended February 29, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, WI
June 30, 2016